Exhibit 10.29

WAIVER AGREEMENT

This Waiver Agreement (the “Agreement”) is entered into as of October 12, 2012, by and between International Stem Cell Corporation, a Delaware corporation (the “Company”), and Andrey Semechkin, an individual, Ruslan Semechkin, an individual, X-Master, Inc., a New Hampshire corporation, and AR Partners, LLC, a Delaware limited liability company (collectively, the “Holders”) with respect to the following:

A. The Holders are the registered holders and the beneficial owners of all of the issued and outstanding shares of the Company’s Series D Preferred Stock, $0.001 par value per share (the “Series D Preferred”) and all of the issued and outstanding shares of the Company’s Series G Preferred Stock $0.001 par value per share (the “Series G Preferred”).

B. Pursuant to the terms of the Certificate of Designation of Rights, Preferences, Privileges and Restrictions of the Series D Preferred Stock (the “Series D Certificate of Designation”), the Series D Preferred is currently entitled to annual dividends per share equal to 6% of the original purchase price of the Series D Preferred, with such dividends accruing, whether or not declared, and accumulating. Additionally, interest at the rate of 1.5 % per month is payable on the amount of any Series D Preferred dividends which are not paid by the date specified in the Series D Certificate of Designation.

C. Pursuant to the terms of the Certificate of Designation of Rights, Preferences, Privileges and Restrictions of the Series G Preferred Stock (the “Series G Certificate of Designation”), the Series G Preferred is entitled to cumulative annual dividends per share equal to 6% of the original purchase price of Series G Preferred, with such dividends accruing and being payable upon the occurrence of a Liquidation Event or Deemed Liquidation Event (both as defined in the Series G Certificate of Designation).

D. Andrey Semechkin and Ruslan Semechkin are each directors and officers of the Company and, assuming full conversion and exercise of all derivative securities held, the Holders would beneficially own over 30% of the outstanding shares of common stock of the Company.

E. In connection with the Company seeking to raise additional capital to support its operations and continued development, which is a significant benefit to Holders, the Holders have agreed to waive all current and future rights they may have to all Series D Preferred dividends, any interest that may be payable on unpaid Series D Preferred dividends, and all Series G Preferred dividends.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Holders hereby agree as follows:

1.	Waiver of Dividends and Interest Payments.

a. The Holders hereby irrevocably and unconditionally waive all rights they hold to receive (i) Accruing Series D Dividends (as defined in the Series D Certificate of Designation), (ii) Accruing Series G Dividends (as defined in the Series G Certificate of Designation) and (iii) any interest and any other rights accruing to them by reason of the failure of the Company to pay such dividends pursuant to the terms of the Series D Certificate of Designation, the Series G Certificate of Designation or any other agreement between the Company and any of the Holders with respect to the payment of the Accruing Series D Dividends or the Accruing Series G Dividends. This waiver applies to all such dividends, interest and other rights linked to the payment of dividends that would accrue or be paid on or after September 30, 2012, together with any such dividends, interest, or rights linked to the payment of dividends that have accrued but have not been paid as of that date. The parties understand and acknowledge that the waiver in this Section 1 (a) does not apply to any dividend or interest payments that were actually paid to any Holder prior to September 30, 2012.

b. Except as specifically provided herein, this Waiver Agreement does not, and is not intended to, effect the waiver of any other rights held by the Holders under the Series D Certificate of Designation or Series G Certificate of Designation. In amplification of the foregoing, the parties understand and acknowledge that the provisions in the Series D Certificate of Designation and the Series G Certification of Designation requiring payments of dividends to the holders of Series D Preferred and Series G Preferred in the event of payment of dividends on other series of capital stock shall continue in full force and effect.

2.	Certificates and Transfers.

It is the intention of the Holders and the Company that the waivers set forth in Section 1 above shall be binding on the Holders and on any transferees of any shares of Series D Preferred or Series G Preferred. Therefore, the Holders agree to surrender all certificates representing shares of Series D Preferred and Series G Preferred to the Company for addition of a legend noting the waiver of dividend rights pursuant to this Agreement. Additionally, the Holders agree that the shares of Series D Preferred Stock and Series G Preferred Stock that they hold may not be transferred, including by operation of law, unless the transferee agrees in writing to be bound by the terms of this Agreement. Any purported transfer of shares of Series D Preferred Stock or Series G Preferred Stock in contravention of the foregoing sentence shall be null and void.

3.	Representations of the Parties.

Each party hereby represents and warrants to the others that:

a. the execution and delivery and performance by such party of this Agreement: (i) is within such party’s power, (ii) has been duly authorized by all necessary action of such party, (iii) is not in contravention of such party’s organizational documents (as applicable), (iv) does not violate any law or regulation, or any order or decree of any governmental authority applicable to such party, and (v) does not conflict with, or result in the breach or termination, constitute or default under or accelerate any performance required by, any agreement to which such party is bound.

b. This Agreement has been duly executed and delivered by or on behalf of such party and constitutes a legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms except as the enforceability may be limited by bankruptcy, insolvency, organization, moratorium and other laws affecting creditors’ rights and remedies in general.

4.	Representations of the Holders.

a. Each Holder is the sole legal and beneficial owner of the shares of Series D Preferred Stock and Series G Preferred Stock held by such Holder. Each Holder has good, valid and marketable title to the shares of Series D Preferred Stock and Series G Preferred Stock held by such Holder, free and clear of any liens, pledges, charges, security interests, encumbrances or other adverse claims. Each Holder has not, in whole or in part, (i) assigned, transferred, hypothecated, pledged, exchanged or otherwise disposed of any of the shares of Series D Preferred Stock or Series G Preferred Stock, or (ii) given any person or entity any transfer order, power of attorney or other authority of any nature whatsoever with respect to the shares of Series D Preferred Stock or Series G Preferred Stock.

5.	Miscellaneous.

a. This Agreement may be executed in any number of counterparts, with all such counterparts constituting one agreement, binding on all of the parties hereto.

b. This Agreement shall be governed by and construed exclusively in accordance with the internal laws of the state of Delaware, without regard to the conflicts of laws principles thereof. The parties hereby irrevocably agree that any suit or proceeding arising directly and/or indirectly pursuant to or under this Agreement shall be brought solely in a federal or state court located in the state of Delaware. By execution hereof, the parties hereby covenant and irrevocably submit to the jurisdiction of the federal and state courts located in the state of Delaware and agree that any process in any such action may be served upon any of them personally, or by certified mail or registered mail addressed to them or their agent, returned receipt requested, with the same force and effect as personally served upon them in the state of Delaware. The parties hereto expressly and irrevocably waive any claim that any such jurisdiction is not a convenient forum for any such suit or proceeding and any defense or lack of jurisdiction with respect thereto. In the event of any such action or proceeding, the party prevailing therein shall be entitled to payment from the other party to such action of its reasonably attorney’s fees and disbursements.

c. Each party agrees that it shall do and preform or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificate, instruments, waivers and documents, as the other parties many reasonably request in order to carry out the intent and accomplish the purposes of this Agreement.

d. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon their respective successors and assigns, including any transferees of the Series D Preferred or Series G Preferred.

e. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon delivery, when delivered personally or by overnight courier or sent by facsimile (upon customary confirmation of receipt), addressed to the party to be notified at such party’s address as set forth on the signature page hereto, or as subsequently modified by written notice from such party.

f. Prior to executing this Agreement, the Company and each of the Holders have had the benefit of the advice and counsel of their own independent attorneys in understanding and negotiating the terms of this Agreement.

g. This Agreement and the documents referred to herein, constitute the entire agreement between the parties pertaining to the subject matter hereof.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date in and set forth above.

International Stem Cell Corporation

5950 Priestly Drive

Carlsbad, CA 92008

Facsimile:

By:	/s/ LINH NGUYEN

Name, Title:	LINH NGUYEN, CFO

/s/ Andrey Semechkin
Andrey Semechkin
5950 Priestly Drive

Carlsbad, CA 92008

Facsimile:	(603)625-5650

/s/ Ruslan Semechkin
Ruslan Semechkin
5950 Priestly Drive
Carlsbad, CA 92008

Facsimile:	(603)625-5650

X-Master, Inc.

1 Overlook Dr., Ste # 11

Amherst, NH 03031

Facsimile:	(603)625-5650

By:	/s/ Ruslan Semechkin

Name, Title:	Ruslan Semechkin, President

AR Partners, LLC

5950 Priestly Drive

Carlsbad, CA 92008

Facsimile:	(603)625-5650

By:	/s/ Ruslan Semechkin

Name, Title:	Ruslan Semechkin, Managing Member